Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No.’s 333-28695, 333-42485, 333-90177, 333-36734 and 333-120156) of Viisage Technology, Inc. of our report dated February 24, 2006, relating to the consolidated financial statements of Integrated Biometric Technology, Inc. (a Subchapter S Corporation) which is incorporated by reference into the Current Report on Form 8-K/A of Viisage Technology, Inc. dated February 24, 2006.

/s/    BDO Seidman, LLP

Memphis, Tennessee

February 24, 2006